Exhibit 99.2

CONSENT OF STERNE, AGEE & LEACH, INC.

We hereby consent to the inclusion of our opinion letter, dated March 18, 2014, to the Board of Directors of Salisbury Bancorp, Inc., as Appendix D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 Amendment No. 1 dated the date hereof filed by Salisbury Bancorp, Inc. and to the references to our firm and such opinion therein. This consent relates solely to the Registration Statement Amendment No. 1 and not to any subsequent amendment thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Sterne, Agee & Leach, Inc.

Dated: September 9, 2014